Deloitte

Deloitte & Touche LLP

111S Wacker Dr

Chicago, IL 60606

USA

Tel:	312-486-1200

Fax: 312-486-1486

www.deloitte.com

December 5, 2008

Board of Directors

Allstate Life Insurance Company

Northbrook, Illinois

We have reviewed, in accordance with standards of the Public Company Accounting Oversight Board (United States), the unaudited condensed consolidated interim financial information of Allstate Life Insurance Company and subsidiaries as of March 31, 2008, June 30, 2008, and September 30, 2008 and for the three-month periods ended March 31, 2008 and 2007, three-month and six-month periods ended June 30, 2008 and 2007, and three-month and nine-month periods ended September 30, 2008 and 2007, and have issued our reports dated May 12, 2008, August 7, 2008, and November 10, 2008, respectively. As indicated in such reports, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Report on Form 10-Q for the quarters ended March 31, 2007, June 30, 2008 and September 30, 2008, are being used in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche